SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                   FORM 8-K/A

                                 Amendment No. 1
                                       to
                                    Form 8-K
                          as filed on November 8, 2006

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)


                           PAR TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


      Delaware                       1-09720                       16-1434688
-----------------              ---------------------         -------------------
(State or Other Jurisdiction       (Commission                   (IRS Employer
   of Incorporation)                File Number)             Identification No.)


PAR Technology Park, 8383 Seneca Turnpike, New Hartford, NY          13413-4991
-----------------------------------------------------------      ---------------
      (Address of Principal Executive Offices)                      (Zip Code)

       Registrant's telephone number, including area code: (315) 738-0600
                                 --------------

                                 Not applicable
-------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01. Acquisition or Disposition of Assets.

     PAR Technology Corporation hereby amends its Current Report on Form 8-K originally filed with the United States Securities and Exchange Commission on November 8, 2006 relating to the acquisition of SIVA Corporation to include the financial statements of the business acquired, the pro forma financial information and related exhibits as set forth below.

Item 9.01. Financial Statements and Exhibits.

     (a)  Financial Statements of Business Acquired.

          1. The audited consolidated financial statements of SIVA Corporation as of and for the year ended December 31, 2005 are filed with this report as Exhibit 99.1.

          2. The unaudited interim consolidated financial statements of SIVA Corporation as of September 30, 2006 for the three and nine months ended September 30, 2006 and 2005 are filed with this report as Exhibit 99.2.


     (b)  Pro forma Financial Information.

          1. The unaudited pro forma Consolidated Statements of Income for the year ended December 31, 2005 and for the nine months ended September 30, 2006 and the unaudited pro forma Consolidated Balance Sheet as of September 30, 2006 are filed with this report as Exhibit 99.3.

     (c)  Exhibits.


Exhibit
Number              Description
------              -----------

99.1 The audited consolidated financial statements of SIVA Corporation as of and for the year ended December 31, 2005.


99.2 The unaudited interim consolidated financial statements of SIVA Corporation as of September 30, 2006 and for the three and nine months ended September 30, 2006 and 2005.


99.3 The unaudited pro forma Consolidated Statements of Income for the year ended December 31, 2005 and for the nine months ended September 30, 2006 and the unaudited pro forma Consolidated Balance Sheet as of September 30, 2006.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           PAR TECHNOLOGY CORPORATION



Date:  January 18, 2007             By:  /s/ Ronald J. Casciano
                                         -------------------------------
                                         Ronald J. Casciano
                                         Vice President, Chief Financial
                                         Officer and Treasurer

                                  EXHIBIT INDEX

Exhibit
Number              Description
------              -----------

99.1 The audited consolidated financial statements of SIVA Corporation as of and for the year ended December 31, 2005.

99.2 The unaudited interim consolidated financial statements of SIVA Corporation as of September 30, 2006 and for the three and nine months ended September 30, 2006 and 2005.

99.3 The unaudited pro forma Consolidated Statements of Income for the year ended December 31, 2005 and for the nine months ended September 30, 2006 and the unaudited pro forma Consolidated Balance Sheet as of September 30, 2006.

EX-99.1 The audited consolidated financial statements of SIVA Corporation as of and for the year ended December 31, 2005.

                                SIVA CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS

                          Year Ended December 31, 2005














                               (GRAPHIC OMITTED)

                                SIVA CORPORATION

                                TABLE OF CONTENTS







INDEPENDENT AUDITOR'S REPORT

FINANCIAL STATEMENTS

         Consolidated Balance Sheet

         Consolidated Statement of Operations

         Consolidated Statement of Changes in Stockholders' Deficit

         Consolidated Statement of Cash Flows

         Notes to Consolidated Financial Statements

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors and Stockholders of SIVA Corporation

We have audited the accompanying consolidated balance sheet of SIVA Corporation (a C corporation) as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SIVA Corporation as of December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/Kramer Weisman and Associates, LLP
Davie, Florida
December 21, 2006





                                SIVA CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2005

                                     ASSETS
Current assets:
          Cash and cash equivalents ..........................................   $     89,704
          Accounts receivable, less allowance for doubtful accounts of $38,494        287,897
          Other current assets ...............................................         77,689
                                                                                 ------------
                 Total current assets ........................................        455,290
Property and equipment, net ..................................................        275,768
Intangible assets, net .......................................................      1,505,917
Security deposits ............................................................         22,419
                                                                                 ------------
                 Total assets ................................................   $  2,259,394
                                                                                 ============
                          LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
          Notes payable ......................................................   $  6,199,197
          Accounts payable ...................................................        275,989
          Current portion of capital lease obligations .......................          3,350
          Accrued expenses and other current liabilities .....................      1,017,999
          Deferred revenue ...................................................         99,043
                                                                                 ------------
                 Total current liabilities ...................................      7,595,578
Capital lease obligation .....................................................         10,792
                                                                                 ------------
                 Total liabilities ...........................................      7,606,370
                                                                                 ------------
Commitments and contingencies                                                              --

Stockholders' deficit:
          Series A preferred stock, $0.001 par value
              2,475,000 shares authorized, issued and outstanding ............          2,475
          Series B preferred stock, $0.001 par value
              10,000,000 shares authorized, 4,547,376
              shares issued and outstanding ..................................          4,547
          Series C preferred stock, $0.001 par value
              12,500,000 shares authorized, 12,360,464
              shares issued and outstanding ..................................         12,360
          Common stock, $0.001 par value;
              250,000,000 shares authorized, 60,077,025
              shares issued and outstanding ..................................         60,077
          Additional paid-in capital .........................................      8,545,240
          Accumulated deficit ................................................    (13,971,675)
                                                                                 ------------
                 Total stockholders' deficit .................................     (5,346,976)
                                                                                 ------------
                 Total liabilities and stockholders' deficit .................   $  2,259,394
                                                                                 ============

The accompanying notes are an integral part of this consolidated financial statement.

                                SIVA CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2005



Revenues:
          Software .......................   $   943,826
          Service and support ............     1,018,399
                                             -----------
                  Total revenues .........     1,962,225
                                             -----------

Cost of sales:

          Service and support ............        18,485
                                             -----------
          Gross margin ...................     1,943,740
                                             -----------

Operating expenses:
          Sales and marketing ............       247,733
          General and administrative .....     2,992,556
          Software development costs .....     2,329,326
          Depreciation and amortization ..       574,257
                                             -----------
                  Total operating expenses     6,143,872

                                             -----------
Operating loss ...........................    (4,200,132)

Interest expense, net ....................      (652,967)
                                             -----------

Net loss .................................   $(4,853,099)
                                             ===========









The accompanying notes are an integral part of this consolidated financial statement.



                                                                    SIVA CORPORATION
                                               CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

                                                          FOR THE YEAR ENDED DECEMBER 31, 2005




                                       Common Stock              Preferred Stock           Additional
                                 ---------------------   -------------------------------     Paid-in      Accumulated
                                   Shares     Amount     Series A   Series B    Series C     Capital         Deficit        Total
                                 ----------  ---------   --------   --------    --------   -----------    ------------   ----------


Balance at December 31, 2004     59,435,384   $ 59,435   $  2,475   $  4,547   $  12,360   $ 8,468,884    $ (9,118,576)  $ (570,875)

Issuance of shares to vendor        641,641        642         --         --          --        76,356              --       76,998


                    Net loss           --           --         --         --          --    (4,853,099)     (4,853,099)  (4,853,099)
                               ------------   --------   --------   --------   ---------   -----------    ------------   ----------
Balance at December 31, 2005     60,077,025   $ 60,077   $  2,475   $  4,547   $  12,360   $ 8,545,240    $(13,971,675) $(5,346,976)
                               ============   ========   ========   ========   =========   ===========    ============  ===========









The accompanying notes are an integral part of this consolidated financial statement.



                                SIVA CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 2005

Cash flows from operating activities:
   Net loss .......................................................   $(4,853,099)
   Adjustments to reconcile net loss to net
      cash used in operating activities:
         Depreciation and amortization ............................       574,257

         Provision for bad debts ..................................        48,020
   Changes in assets and liabilities:

         Increase in accounts receivable ..........................      (276,699)

         Increase in other current assets .........................       (44,385)

         Increase in security deposits ............................       (15,809)

         Increase in accounts payable .............................        49,508

         Increase in accrued expenses and other current liabilities       779,552

         Increase in deferred revenue .............................        34,043
                                                                      -----------
            Net cash used in operating activities .................    (3,704,612)
                                                                      -----------
Cash flows from investing activities:

        Capital expenditures ......................................       (84,160)

        Software assets acquired ..................................        (6,000)
                                                                      -----------
            Net cash used in investing activities                         (90,160)
                                                                      -----------
Cash flows from financing activities:

        Principal payments on notes ...............................      (913,209)

        Proceeds from issuance of short term notes ................     4,742,391

        Payments under capital lease obligations ..................        (1,233)

        Proceeds from capital lease obligation ....................        15,375
                                                                      -----------
            Net cash provided by financing activities .............     3,843,324
                                                                      -----------
Net increase in cash
                                                                           48,552

Cash, beginning of year ...........................................        41,152
                                                                      -----------
Cash, end of year .................................................   $    89,704
                                                                      ===========
Supplemental Schedule of Cash Related Activities:
  Interest paid ...................................................   $    19,709
                                                                      ===========
Non- cash activity:
  Accounts payable converted to note payable ......................   $   175,986
                                                                      ===========
  Shares of common stock issued to a vendor in lieu of payment ....   $    76,998
                                                                      ===========


The accompanying notes are an integral part of this consolidated financial statement.

                                SIVA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2005

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Basis of Consolidation

          The consolidated financial statements include the accounts of SIVA Corporation and its wholly owned subsidiary, Atlas Technology Holdings Inc., collectively referred to as the "Company." All significant intercompany balances and transactions have been eliminated in consolidation.

          Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These assumptions, if not realized, could affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

          Income Taxes

          Income taxes are accounted for under the asset and liability method, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          Cash Equivalents

          The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents in the accompanying consolidated balance sheet were $89,704 at December 31, 2005.

          Stock-based Employee Compensation

          In 2001, the Company adopted a stock-based employee compensation plan, which is more fully described in Note 7. The Company currently accounts for its stock-based compensation plan using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. In December 2004, the FASB issued SFAS 123 (revised 2004), "Share-Based Payment", (SFAS 123R). SFAS 123R requires measurement of all employee stock-based compensation awards using a fair-value method and the recording of such expense in the consolidated financial statements. In addition, the adoption of SFAS 123R requires additional accounting related to the income tax effects and disclosure regarding the cash flow effects resulting from share-based payment arrangements.

          In January 2005, the SEC issued Staff Bulletin No. 107, which provides supplemental implementation guidance for SFAS 123R. For non-public entities FAS 123R is effective as of the beginning of the first annual reporting period that begins after December 15, 2005. Since the Company was not required to adopt the fair-value based recognition provision prescribed under FAS 123R, it has elected only to comply with the Statement's disclosure requirements. No stock-based employee compensation cost is reflected in the results of operations, as all options granted under the Company's plan had an exercise price equal to the fair value of the common stock on the date of grant.


          Property and Equipment

          Property, plant and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives; five years. Leasehold improvements are amortized over the life of the lease or estimated useful lives, whichever is shorter. Equipment under capital leases are depreciated over the life of the lease. Maintenance and repairs are charged to expense as incurred, and the costs of additions and improvements are capitalized. Any gain or loss from the retirement or sale of an asset is credited or charged to operations.

          Advertising Costs

          The Company follows the provisions of Statement of Position (SOP) 93-7, "Reporting on Advertising Costs," in accounting for advertising costs. Advertising costs are charged to expense as incurred and are included in sales and marketing expenses in the accompanying financial statements. Total advertising expenses for the year ended December 31, 2005 were $46,192.

          Revenue Recognition

          The Company accounts for revenue using the guidance from SEC Staff Accounting Bulletin No. 104, "Revenue Recognition"; SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" and SOP 97-2, "Software Revenue Recognition", and other applicable revenue recognition guidance and interpretations.

          The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. In instances where the customer specifies final acceptance criteria, revenue is deferred until all acceptance criteria are met. The Company reduces revenue for contracted future maintenance services where applicable.

          Hardware and Third Party Software
          Revenue from hardware and third party software sales is recognized at the time of shipment.

          Software
          The company recognizes the revenue allocable to software licenses and software maintenance contracts based on delivery, implementation and customer acceptance criteria. Revenue is recognized as appropriate for each customer.

          Services
          Professional service fee revenue is generally recognized when services are performed and invoiced or, if paid in advance, are recognized in future periods as performed and invoiced. The percentage of completion method is used for long-term contracts.

          Multiple-element arrangements
          The Company enters into transactions that include multiple-element arrangements, which can include any combination of hardware, software and/or services. When vendor-specific objective evidence of fair value of undelivered elements is established and the functionality of delivered elements is not dependent on the undelivered elements, revenue for the delivered elements is recognized using the accounting methods discussed above. Otherwise, revenue is recognized under the percentage of completion method.

          Accounts Receivable

          Accounts receivable are due from customers and are generally unsecured. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management's best estimate of the amounts that will not be collected. The Company provides for credit losses based on management's evaluation of collectibility including current and historical performance, credit worthiness and experience with each customer. The allowance for doubtful accounts at December 31, 2005 was $38,494.

          Maintenance and Warranty Liabilities

          The Company's products are sold with a standard warranty for defects and the right to product maintenance upgrades for a standard period of one year, although the period may vary. The Company defers maintenance revenue on the sale of software licenses for the period specified in the contract based on maintenance fees in effect at the time the contract is executed.

          Software Development Costs

          The Company does not capitalize costs related to the development of computer software and expenses all salaries and related costs as incurred.

          Software Purchase Costs

          The Company has acquired the full rights to or unlimited licenses for several key software products that are sold to third parties as part of the Company's suite of product offerings. The acquisition costs of these products and licenses are capitalized and amortized over their useful lives, currently five years.

          Recent Pronouncements

          In June 2006, FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 190" (FIN No. 48). FIN No. 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting during interim periods and disclosure. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is in the process of evaluating the impact of FIN No. 48 on its financial condition and results of operations.

          In September 2006, FASB issued FASB Statement No. 157 "Fair Value Measurements" (FAS 157). This new standard provides guidance for using fair value to measure assets and liabilities. Under FAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, FAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity's own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The provisions of FAS 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact that the adoption of FAS 157 will have on its consolidated financial position, results of operations or cash flows.

NOTE 2    NATURE OF BUSINESS AND CONCENTRATION OF CREDIT RISK

          The Company derives revenue from proprietary software license fees, software maintenance fees, professional services, customer support services and sales of third-party produced hardware and software.

          Products
          The  Company's   core  product,   the  iSIVA(TM)   point-of-sale   and
          back-office software suite, is the first enterprise-integrated and Internet-enabled offering built for the restaurant industry. Leveraging this core enterprise engine, the Company has engineered a broad range of innovative products that drive automation and improved performance at the restaurant and throughout the enterprise information hierarchy, including the Touchmark(R) point-of-sale

NOTE 2   NATURE OF BUSINESS AND CONCENTRATION OF CREDIT RISK (Continued)

          system, IntelliKitchen(R) kitchen management system, POS(2) wireless ordering system, Pay@Table(TM) wireless payment processing system, and a number of innovative technologies designed to increase access to operations intelligence and improve the guest experience. Through a subsidiary, the Company also sells a middleware product known as X Message Server targeted at the multi-unit data gathering market. The Company's technologies provide its customers significant advantages in the areas of architecture, choice and scope.

          The Company believes its technology offers significant competitive advantages in the areas of architecture, open standards and real-time business intelligence. Designed in the age of the Internet, Java, Linux, and low-cost communication infrastructures, the Company's technologies are built around an enterprise database which provides centralized configuration and deployment of information to the site as well as real-time synchronization of transaction information from the site to the enterprise. The applications are agnostic when it comes to hardware, database, and operating systems; they operate with any vendor's hardware offering and virtually any operating system. The applications also work with any SQL-92 compliant database. Finally, the Company's applications are built from the ground up to handle the real-time acquisition and analysis of transactional information.

          Market Served

          The Company's current market focus is the U.S. foodservice segment of retail technology. The Company primarily sells through its direct sales force, but has several resellers and relationships with major hardware vendors and non-competing service providers who market and distribute the Company's products and services. These solutions have widespread application in the greater retail space as well as in industries as varied as healthcare and banking.

          Line of Business

          The Company develops and markets technology products for the food service industry that enable better management of money, materials, employees and the guest experience in a geographically dispersed environment, resulting in improved profitability and customer satisfaction. Focusing on site operations but with corporate-wide deployment, the Company's enterprise applications improve on traditional software designs by delivering information throughout the organization and by reducing the cost and complexity normally associated with system ownership. The Company primarily sells software licenses, custom development, professional and installation services, maintenance and help desk contracts, and in addition provides hosting services and resells hardware. The Company also has arrangements with certain hardware and other vendors that pay referral fees and provide marketing support in specific circumstances.

NOTE 3    PROPERTY AND EQUIPMENT, NET

          Property and equipment balances and estimated useful lives were as follows:

                                                                  Life
                                                                --------

               Computers and office equipment.   $ 331,021      5 years
               Office furniture and fixtures .      27,892      5 years
               Software ......................      20,052      5 years
               Other equipment ...............      72,562      5 years
               Leasehold improvements ........      54,559    Lease period
               Equipment under capital leases       15,375      4 years
                                                 ---------
                                                   521,461
               Less:  Accumulated depreciation
                 and amortization .........       (245,693)
                                                 ---------

               Property and equipment, net ...   $ 275,768
                                                 =========

          Depreciation expense was $123,256 for the year ended December 31, 2005.


NOTE 4   INTANGIBLE ASSETS, NET

          Intangible assets consist primarily of computer software assets. The unamortized balance of intangible assets was $1,505,917 at December 31, 2005 and amortization expense for the year ended December 31, 2005 was $451,001.

          Amortization expense is computed using the straight-line method over the useful life of five years. Amortization expense for the five succeeding fiscal years and thereafter is as follows:

          Future amortization of intangible assets is as follows:

                  2006                           $   460,000
                  2007                               460,000
                  2008                               425,000
                  2009                               160,000
                  2010                                 1,000
                  Later years                             --
                                                  ----------
                                                  $1,506,000
                                                  ==========

NOTE 5    DEBT

          Debt consists of the following:

          2004 promissory  notes; 12% interest due monthly,  beginning  November
          2004;  16% default  interest  rate per annum;  principal  payments due
          quarterly beginning September 2005; loan is in default.                    $ 1,089,029

          2004 and 2005 secured  promissory  notes; 15% interest rate per annum;
          18% default  interest  rate per annum;  principal  and interest due at maturity;  maturity  is earlier of May 25,  2005 or the closing of the
          sale of the Company; loan is in default.                                     1,504,418

          March 2005 promissory  notes; 15% interest rate per annum; 18% default interest  rate per annum;  principal  and  interest  due at  maturity;
          maturity is earlier of December 31, 2005 or the closing of the sale of
          the Company; loan is in default.                                             1,586,493

          June 2005 senior  subordinated  promissory  notes;  15%  interest  due monthly in arrears,  beginning  August 1, 2005;  18% default  interest rate per annum; maturity is earlier of June 20, 2006 or the closing of
          the sale of the Company; loan is in default.                                   500,000

          September 2005 senior subordinated  promissory notes; 18% interest due monthly in  arrears,  beginning  January 1, 2006;  21% to 24%  default interest rate per annum;  maturity is earlier of one year from date of issuance  or  the  closing  of the  sale  of the  Company  or a  major
          refinancing of the Company.                                                    647,222

          December  2005  promissory  notes;  5%  interest  rate per annum;  24%
          default  interest  rate  per  annum;  principal  and  interest  due at
          maturity; maturity is March 31, 2006.                                          660,841

          December 2005 unsecured  promissory  note; 6% interest rate per annum;
          principal  payments of $15,000 due monthly beginning January 10, 2006;
          accrued interest due at maturity, December 10, 2006.                           175,986

          Unsecured  promissory notes due from employees;  15% interest rate per
          annum.                                                                          35,208




          NOTE 5 DEBT (Continued)

          Various  capital  leases,  interest  rates range from 10.5% to 13.97%, monthly  principal and interest  payments,  leases expire July 2009 to
          September 2009.                                                                 14,142
                                                                                    ------------

                                                                                       6,213,339

          Less: current portion                                                       (6,202,547)
                                                                                    ------------

          Long-term debt, net                                                       $     10,792
                                                                                    ============


          Future maturities on capital lease obligations are as follows as of December 31, 2005:


                                    2006         $     3,350
                                    2007               3,765
                                    2008               4,231
                                    2009               2,796
                                                 -----------
                                    Total        $    14,142
                                                 ===========

          In connection with the Securities Purchase Agreement entered into on March 31, 2006 (see note 10), all outstanding debt and accrued interest at December 31, 2005 was satisfied; except for capital lease obligations.

          Warrants for 112,359,522 shares of Company stock, exercisable at prices ranging from $0.05 to $0.1667, have been issued in conjunction with the Company's notes payable.


NOTE 6    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

          Accrued expenses and other current liabilities include the following:


                   Interest payable                 $    630,719
                   Other accrued expenses                263,647
                   Customer deposits payable              73,900
                   Accrued vacation                       49,733
                                                    ------------
                                                    $  1,017,999
                                                    ============


NOTE 7    STOCK OPTION PLAN

          The Company has reserved 21,220,746 shares under its stock option plan. Options under this Plan may be issued as incentive stock options or nonqualified options. Stock options are nontransferable other than upon death. Option grants vest over a four year period after the grant date and expire ten years after the date of the grant. There are provisions for accelerated vesting in certain cases. Under the plan, the exercise price of each option equals the estimated market price of the Company's stock on the grant date. The fair value of each option grant is estimated on the grant date using an option-pricing model with the following weighted average assumptions used for grants: dividend yield of 0%, risk-free interest rate ranging from 3.5% to 4.46% and expected lives of 4 years for the options.

          As of December 31, 2005, there were 16,491,750 options outstanding with exercise prices ranging from $0.05 to $0.12 per share. No shares have been exercised since the inception of the plan. There were 1,105,000 options granted and 225,000 options forfeited during the year ended December 31, 2005. At December 31, 2005 there were 4,728,996 options available for future grant.

          Stock options outstanding at December 31, 2005 are summarized as follows:


           Exercise                             Remaining            Exercisable
            Price        Shares Outstanding   Contractual Life         12/31/05
          --------       ------------------   ----------------        ----------
           $0.050            12,131,108          4.8 years            12,131,108
           $0.080                 7,500          5.4 years                 7,500
           $0.097               200,000          7.0 years               150,000
           $0.100             3,048,142          7.4 years             1,905,089
           $0.120             1,105,000          9.5 years               201,146
                             ----------                               ----------
                             16,491,750                               14,394,843
                             ==========                               ==========

          Pro forma information regarding net loss as if the Company had accounted for employee stock options under the fair value method of
          SFAS No. 123 is presented below. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying SFAS No. 123 for providing pro forma disclosures are not likely to be representative of the effects on reported net income (loss) for future years, due to the impact of the staggered vesting periods of the Company's stock option grants. The Company's pro forma information is as follows.

               Net loss as reported                          $   4,853,099

               Deduct: Total stock-based employee
                 compensation expense determined
                 under fair value based method for all
                 awards, net of related tax effects                 23,630
                                                             -------------
               Pro forma net loss                            $   4,876,729
                                                             =============

          NOTE 8 CONTINGENCIES

          Operating Leases

          The Company leases office furniture and equipment under various operating leases. Lease expense during the year ended December 31, 2005 was $41,775. In addition, the Company rents office space in Delray Beach, Florida under an operating lease that expires February 28, 2008. Rent expense during the year ended December 31, 2005 was $226,447.

          Future minimum rental payments required under the leases are as follows:

                  2006                        $   262,577
                  2007                            270,463
                  2008                             43,786
                  2009                                 --
                  2010                                 --
                  Later years                          --
                                              -----------
                                              $   576,826
                                              ===========

          Employment Contracts

          The Company has employment agreements with certain executive officers. These agreements may obligate the Company to a severance amount equal to one year's compensation should an executive leave the Company under certain terms of the agreement.


NOTE 9    INCOME TAXES

          Deferred tax assets and liabilities represent the future tax return consequences of differences between the basis of assets and liabilities for financial statement and income tax purposes, which will either be deductible or taxable when the assets and liabilities are recovered or settled. At December 31, 2005 deferred tax assets relate primarily to the effects of tax loss carryforwards.

          Deferred taxes consist of the following at December 31, 2005:

                 Deferred tax assets (non-current)       $  4,420,000
                 Valuation allowance                       (4,420,000)
                                                         ------------
                                                         $         --
                                                         ============

          A valuation allowance of $4,420,000 was established at December 31, 2005 to eliminate the net deferred tax benefit as it was uncertain if the tax benefits would ever be realized. The accompanying financial statements do not reflect an income tax benefit from the current year operating loss. No income taxes were paid by the Company in 2005.

          As of December 31, 2005, the Company had net operating loss carryforwards approximating $13,000,000 that can be deducted against future taxable income. These federal tax carryforwards expire at various dates through 2025.

NOTE 10   SUBSEQUENT EVENTS

          Securities Purchase Agreement

          On March 31, 2006, the Company entered into a Securities Purchase Agreement with Morganthau Accelerator Fund, L.P. and Jim Melvin whereby the Company issued 4,926,378 and 656,850 shares of Series B-1 Convertible Preferred Stock, $0.001 par value, for $3.0 million and $400,000, respectively. In order to close this transaction the Company recapitalized its outstanding common stock, Series A, B and C Preferred Stock, and all options and warrants outstanding.

          Sale of Business Assets

          On November 2, 2006 the Company sold substantially all its assets to Par Technology Corporation (PAR), a leading provider of integrated technology solutions to the hospitality industry for approximately $6.7 million in cash and Par Technology common stock.

          At closing, PAR paid the Company $5.65 million in cash and placed $1.1 million of PAR common stock (125,549 shares par value $0.02) into an escrow account. The escrow amount will be held, invested and distributed in accordance with an Escrow Agreement. Subject to any such indemnification claims, the amount in escrow is to be delivered to the Company on the second anniversary date of the closing.

          In addition, PAR may be obligated to pay the Company a contingent purchase price amount if a certain Software License and Distribution Agreement of the Company is assumed by PAR during a specified period of time after the closing. If PAR assumes the contract the Company could be eligible to receive 15% of revenue collected by PAR under the agreement, not to exceed $6.0 million.

[GRAPHIC OMITTED]



To the Board of Directors of
    SIVA Corporation

We consent to the use of our report dated December 21, 2006, included herein with respect to the consolidated balance sheet of SIVA Corporation as of December 31, 2005, and the related consolidated statement of operations, stockholders' deficit, and cash flow for the year ended December 31, 2005.

[GRAPHIC OMITTED]

/s/Kramer Weisman and Associates, LLP
Davie, Florida
December 21, 2006

EX-99.2 The unaudited interim consolidated financial statements of SIVA Corporation as of September 30, 2006 and for the three and nine months ended September 30, 2006 and 2005.



                                SIVA CORPORATION
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2006
                                   (Unaudited)

                                     ASSETS
Current assets:

          Cash and cash equivalents .....................................   $     20,008
          Accounts receivable ...........................................        154,258
          Other current assets ..........................................        111,081
                                                                            ------------
                 Total current assets ...................................        285,347


Property and equipment, net .............................................        255,928
Intangible assets, net ..................................................      1,159,506
Security deposits .......................................................         29,104
                                                                            ------------
                 Total assets ...........................................   $  1,729,885
                                                                            ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
          Notes payable .................................................   $  4,050,903
          Accounts payable ..............................................        594,231
          Current portion of capital lease obligations ..................          3,350
          Accrued expenses and other current liabilities ................        597,793

          Deferred revenue ..............................................        494,782
                                                                            ------------
                 Total current liabilities
                                                                               5,741,059
Capital lease obligation ................................................         10,792
                                                                            ------------
                 Total liabilities ......................................      5,751,851
                                                                            ------------


Commitments and contingencies ...........................................           --

Stockholders' deficit:
          Series A-1 preferred stock ....................................          1,565
          Series B-1 preferred stock ....................................          2,612
          Common stock, $0.001 par value; ...............................          2,508
          Additional paid-in capital ....................................     13,681,220
          Accumulated deficit ...........................................    (17,709,871)
                                                                            ------------
                 Total stockholders' deficit ............................     (4,021,966)
                                                                            ------------
                 Total liabilities and stockholders' deficit ............   $  1,729,885
                                                                            ============


See notes to unaudited interim consolidated financial statements.


                                SIVA CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)


                                        For the three months           For the nine months
                                         ended September 30,            ended September 30,
                                     --------------------------------------------------------
                                         2006           2005           2006           2005
                                     -----------    -----------    -----------    -----------
Revenues:
     Software ....................   $    62,475    $   638,125    $   936,844    $   683,667
     Service and support .........        81,248        224,515        258,520        800,001
                                     -----------    -----------    -----------    -----------
         Total revenues ..........       143,723        862,640      1,195,364      1,483,668
                                     -----------    -----------    -----------    -----------

Costs of sales:
     Software ....................          --             --             --             --
     Service and support .........           343          4,621        235,670         13,863
                                     -----------    -----------    -----------    -----------
         Total cost of sales .....           343          4,621        235,670         13,863
                                     -----------    -----------    -----------    -----------

     Gross margin ................       143,380        858,019        959,694      1,469,805
                                     -----------    -----------    -----------    -----------

Operating expenses:
     Sales and marketing .........        88,908         32,618        241,700        161,121
     General and administrative ..       621,847        746,548      1,930,601      1,945,389
     Software development costs ..       347,562        632,459      1,542,686      1,868,515
     Depreciation and amortization       136,470        136,153        406,934        430,693
                                     -----------    -----------    -----------    -----------
         Total operating expense .     1,194,787      1,547,778      4,121,921      4,405,718
                                     -----------    -----------    -----------    -----------

Operating loss ...................    (1,051,407)      (689,759)    (3,162,227)    (2,935,913)

Interest expense, net ............      (160,534)      (220,269)      (575,969)      (458,920)
                                     -----------    -----------    -----------    -----------
Loss before provision for
  income taxes ...................    (1,211,941)      (910,028)    (3,738,196)    (3,394,833)

Provision for income taxes .......            --             --             --             --
                                     -----------    -----------    -----------    -----------

Net loss .........................   $(1,211,941)   $  (910,028)   $(3,738,196)   $(3,394,833)
                                     ===========    ===========    ===========    ===========





See notes to unaudited interim consolidated financial statements.



                                SIVA CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                         NINE MONTHS ENDED SEPTEMBER 30,

                                   (Unaudited)

                                                                      2006         2005
                                                                 ------------  -------------
Cash flows from operating activities:
   Net loss ..................................................   $(3,738,196)   $(3,394,833)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
         Depreciation and amortization .......................       406,934        430,693
         Provision for bad debts .............................       190,630           --
    Changes in operating assets and liabilities:
         Accounts receivable .................................       (56,992)         5,247
         Other current assets ................................       (33,389)        (6,576)
         Security deposits ...................................        (6,684)        (9,388)
         Accounts payable ....................................       318,242         74,197
         Accrued expenses and other current liabilities ......      (323,852)       310,510
         Deferred revenue ....................................       395,739        (65,000)
                                                                 -----------    -----------
            Net cash used in operating activities ............    (2,847,568)    (2,655,150)
                                                                 -----------    -----------
Cash flows from investing activities:
        Capital expenditures .................................       (40,684)       (17,242)
                                                                 -----------    -----------
            Net cash used in investing activities ............       (40,684)       (17,242)
                                                                 -----------    -----------
Cash flows from financing activities:
        Principal advances/(payments) on notes, net ..........     2,818,556       (913,209)
        Proceeds from issuance of short term notes ...........          --        3,554,057
                                                                 -----------    -----------
            Net cash provided by financing activities ........     2,818,556      2,640,848
                                                                 -----------    -----------
Net decrease in cash .........................................       (69,696)       (31,544)
Cash, beginning of period ....................................        89,704         41,152
                                                                 -----------    -----------
Cash, end of period ..........................................   $    20,008    $     9,608
                                                                 ===========    ===========
Supplemental Schedule of Cash Related Activities:
  Interest paid ..............................................   $    75,803    $    80,000
                                                                 ===========    ===========

Non-cash activity:
  Shares of common stock issued to a vendor in lieu of payment   $        --    $    76,998
                                                                 ===========    ===========
  Conversion of debt to equity                                   $ 4,966,851    $        --
                                                                 ===========    ===========



See notes to unaudited interim consolidated financial statements.

                                SIVA CORPORATION
          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS


     1. The accompanying unaudited interim consolidated financial statements have been prepared by SIVA (the "Company") in accordance with accounting principles generally accepted in the United States of America for interim financial statements. Accordingly, these interim financial statements do not include all information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company such unaudited statements include all adjustments (which comprise only normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for the three and nine months ended September 30, 2006 are not necessarily indicative of the results of operations to be expected for any future period. The unaudited interim consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements and notes (included in this SEC Form 8-K/A in Exhibit 99.1) as of and for the year ended December 31, 2005.

     2. On November 2, 2006, PAR Technology Corporation (the "Company") and its wholly owned subsidiary, Par-Siva Corporation (f/k/a PAR Vision Systems Corporation) (the "Subsidary") acquired substantially all of the assets and assumed certain liabilities of SIVA Corporation ("SIVA"). The purchase price of the assets was approximately $6.7 million. The purchase price consisted of $1.1 million worth of PAR common stock (125,549 shares of PAR Technology Corporation common stock) and the remainder in cash. The agreement provides for additional contingent purchase price payments based on certain sales based milestones and other conditions.

          SIVA, based in Delray Beach, Florida, is a developer of software solutions for multi-unit restaurant operations.

EX-99.3 The unaudited pro forma Consolidated Statements of Income for the year ended December 31, 2005 and for the nine months ended September 30, 2006 and the unaudited pro forma Consolidated Balance Sheet as of September 30, 2006.

          On November 2, 2006, PAR Technology Corporation (the "Company") and its wholly owned subsidiary, Par-Siva Corporation (f/k/a PAR Vision Systems Corporation) (the "Subsidary") acquired substantially all of the assets and assumed certain liabilities of SIVA Corporation ("SIVA"). The purchase price of the assets was approximately $6.9 million including estimated acquisition costs. The purchase price consisted of $1.1 million worth of PAR common stock (125,549 shares of PAR Technology Corporation common stock) and the remainder in cash. The agreement provides for additional contingent purchase price payments based on certain sales based milestones and other conditions.

          SIVA, based in Delray Beach, Florida, is a developer of software solutions for multi-unit restaurant operations.




                 PAR TECHNOLOGY CORPORATION AND SIVA CORPORATION
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          Year Ended December 31, 2005
                     (in thousands except per share amounts)


                                                                                        Acquisition            Pro forma
                                                     PAR Technology       SIVA           Pro forma           PAR Technology
                                                      Corporation      Corporation      Adjustments           Corporation
                                                   ------------------------------------------------------------------------
Net revenues:
     Product                                         $    91,130     $          944      $                   $      92,074
     Service                                              58,327              1,018                                 59,345
     Contract                                             56,182                 --                                 56,182
                                                     -----------       ------------      -----------         -------------
                                                         205,639              1,962                                207,601
                                                     -----------       ------------      -----------         -------------
Costs of sales:
     Product                                              53,443                 --                                 53,443
     Service                                              44,205                 18                                 44,223
     Contract                                             52,405                 --                                 52,405
                                                     -----------       ------------      -----------         -------------
                                                         150,053                 18                                150,071
                                                     -----------       ------------      -----------         -------------
           Gross margin                                   55,586              1,944                                 57,530
                                                     -----------       ------------      -----------         -------------
Operating expenses:
     Selling, general and administrative                  30,867              3,364                                 34,231
     Research and development                              9,355              2,329                                 11,684
     Amortization of identifiable
       intangible assets                                   1,030                451             (116)(f)             1,365
                                                     -----------       ------------      -----------         -------------
                                                          41,252              6,144             (116)               47,280
                                                     -----------       ------------      -----------         -------------
Operating income (loss)                                   14,334             (4,200)             116                10,250
Other income, net                                            743                                                       743
Interest expense                                            (287)             (653)             (358)(g)            (1,298)
                                                     -----------       -----------       -----------         -------------
Income (loss) before provision for income taxes           14,790            (4,853)             (242)                9,695
(Provision) benefit for income taxes                      (5,358)               --            1 ,684 (h)            (3,674)
                                                     -----------       ------------      -----------         -------------
Net income (loss)                                    $     9,432       $     (4,853)     $     1,442         $       6,021
                                                     ===========       ============      ===========         =============

Earnings per share:
     Basic                                           $       .68                                             $         .43
     Diluted                                         $       .64                                             $         .41

Weighted average shares outstanding
     Basic                                                13,792                                  126(e)            13,918
                                                     ===========                          ===========         ============
     Diluted                                              14,648                                  126(e)            14,774
                                                     ===========                          ===========         ============


See notes to unaudited pro forma consolidated financial statements.


                           PAR TECHNOLOGY CORPORATION
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               September 30, 2006
                       (in thousands except share amounts)

                                                                                        Acquisition         Pro forma
                                                   PAR Technology        SIVA            Pro forma        PAR Technology
                                                   Corporation         Corporation      Adjustments         Corporation
                                                   ------------------------------------------------------------------------
Assets
Current assets:
     Cash  and cash equivalents                    $       2,098     $          20      $         (20)   (a)   $      2,098
     Accounts receivable-net                              47,900               154                                   48,054
     Inventories-net                                      34,839                                                     34,839
     Income tax refunds                                    2,353                                                      2,353
     Deferred income taxes                                 4,442                                                      4,442
     Other current assets                                  3,192               111                                    3,303
                                                   -------------     -------------      -------------          ------------
         Total current assets                             94,824               285                (20)               95,089

Property and equipment - net                               7,550               256                                    7,806
Goodwill                                                  20,885                                4,810    (c)         25,695
Intangible assets - net                                    8,902             1,160                764    (c)         10,826
Other assets                                               2,695                29                                    2,724
                                                   -------------     -------------      -------------          ------------
                                                   $     134,856     $       1,730      $       5,554          $    142,140
                                                   =============     =============      =============          ============
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
     Current portion of long-term debt             $         129     $           3      $          (3)   (a)   $        129
     Borrowings under lines of credit                      9,899             4,051             (4,051)   (a)          9,899
     Accounts payable                                     12,913               594               (417)(a)(d)         13,090
     Accrued salaries and benefits                         7,362                --                                    7,362
     Accrued expenses                                      2,003               598               (598)   (a)          2,003
     Customer deposits                                     3,545                                                      3,545
     Deferred service revenue                             10,616               495               (104)   (c)         11,007
                                                   -------------     -------------      -------------          ------------
         Total current liabilities                        46,467             5,741             (5,173)               47,035
                                                   -------------     -------------      -------------          ------------
Long-term debt                                             1,889                                5,650    (d)          7,539
                                                   -------------     -------------      -------------          ------------
Deferred income taxes                                        751                                                        751
                                                   -------------     -------------      -------------          ------------
Other long-term liabilities                                1,649                11                (11)   (a)          1,649
                                                   -------------     -------------      -------------          ------------

Stockholders' equity (deficit):
     Preferred stock, $.02 par value,
        1,000,000 shares authorized                           --                 4                 (4)   (b)             --
     Common stock, $.02 par value,
       29,000,000 shares authorized;
       15,959,536 issued and
       14,181,232 outstanding                                319                 3                 (3)   (b)            319
       (Pro forma PAR; 15,959,536 issued;
         14,306,781 outstanding)
     Capital in excess of par value                       37,799            13,681            (13,034)(b)(e)         38,446
     Retained earnings                                    52,338           (17,710)            17,710    (b)         52,338
     Accumulated other comprehensive loss                   (428)                                                      (428)
     Treasury stock, at cost, 1,778,304 shares            (5,928)                                 419    (e)         (5,509)
       (Pro forma 1,652,755)
                                                   -------------     -------------      -------------          ------------
         Total stockholders' equity (deficit)             84,100            (4,022)             5,088                85,166
                                                   -------------     -------------      -------------          ------------
                                                   $     134,856     $       1,730      $       5,554          $    142,140
                                                   =============     =============      =============          ============


See notes to unaudited pro forma consolidated financial statements.


                           PAR TECHNOLOGY CORPORATION
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  For The Nine Months Ended September 30, 2006
                       (in thousands except share amounts)

                                                                                        Acquisition          Pro forma
                                                   PAR Technology        SIVA            Pro forma         PAR Technology
                                                    Corporation        Corporation      Adjustments          Corporation
                                                   ----------------------------------------------------------------------
Net revenues:
     Product                                       $    63,705         $     937         $                   $   64,642
     Service                                            43,723               258                                 43,981
     Contract                                           47,046                --                                 47,046
                                                   -----------         ---------        -----------          ----------
                                                       154,474             1,195                                155,669
                                                   -----------         ----------       -----------          ----------

Costs of sales:
     Product                                            36,242                 --                                36,242
     Service                                            32,937                235                                33,172
     Contract                                           43,844                 --                                43,844
                                                   -----------         ----------       -----------          ----------
                                                       113,023                235                               113,258
                                                   -----------         ----------       -----------          ----------

         Gross margin                                   41,451                960                                42,411
                                                   -----------         ----------       -----------          ----------
Operating expenses:
     Selling, general and administrative                24,510              2,241                38  (k)         26,789
     Research and development                            8,348              1,543                                 9,891
     Amortization of identifiable intangible assets        922                338               (87) (i)          1,173
                                                   -----------         ----------       -----------          ----------
                                                        33,780              4,122               (49)             37,853
                                                   -----------         ----------       -----------          ----------
Operating income                                         7,671             (3,162)               49               4,558
Other income, net                                          437                                                      437
Interest expense                                          (458)              (576)             (269) (j)         (1,303)
                                                   -----------         ----------       -----------          ----------

Income (loss)before provision for income taxes           7,650             (3,738)             (220)              3,692
(Provision) benefit for income taxes                    (2,750)                --             1,332  (h)         (1,418)
                                                   -----------         ----------       -----------          ==========
Net income (loss)                                  $     4,900         $   (3,738)      $     1,112          $    2,274
                                                   ===========         ==========       ===========          ==========

Earnings per share:
     Basic                                         $       .35                                               $      .16
     Diluted                                       $       .33                                               $      .15

Weighted average shares outstanding

     Basic                                              14,168                                   126 (e)         14,294
                                                   ===========                          ============         ==========
     Diluted                                            14,751                                   126 (e)         14,877
                                                   ===========                          ============         ==========


See notes to unaudited pro forma consolidated financial statements.

1.   Purchase Price Allocation

     The total purchase price discussed above is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed by the Company based on their estimated fair values as of the closing date of the acquisition. The following table presents the preliminary estimated fair values of the assets acquired and liabilities assumed:

                                 (in thousands)

Historical basis of Siva net assets acquired ..................         $    55

Adjustment to step-up assets and liabilities to fair value:

Deferred service revenue ......................................             104
                                                                        -------
Fair value of net assets acquired .............................             159
Identifiable intangible assets acquired
       Software ...............................................           1,025
       Customer relationships .................................             649
       Trademark and trade names ..............................             250
Goodwill ......................................................           4,810
                                                                        -------
Total estimated purchase price including
    acquisition costs .........................................         $ 6,893
                                                                        =======



     The identifiable intangible assets acquired and their estimated useful lives (based on preliminary third party valuation) are as follows:


                               (in thousands)
                                ------------
                                                          Estimated
                                        Fair Value      Useful Life
                                        ----------      -----------

         Software .................       $ 1,025        5   Years
         Customer relationships ...           649        5   Years
         Trademarks and trade names           250        Indefinite
                                          -------
                                          $ 1,924
                                          =======



2. Pro forma assumptions

     The accompanying unaudited pro forma consolidated balance sheet at September 30, 2006 and the unaudited pro forma consolidated statements of income for the nine months ended September 30, 2006 and the year ended December 31, 2005 give effect to the acquisition referred to above. The pro forma consolidated statements of income assume the acquisition took place on January 1, 2005. The pro forma consolidated balance sheet at September 30, 2006 assumes the acquisition took place on September 30, 2006. The pro forma consolidated balance sheet and statements of income are presented for illustrative purposes only and do not necessarily reflect the results of operations that would have occurred had the acquisition actually occurred during the periods presented.

     The accompanying unaudited pro forma consolidated balance sheet and statements of income are subject to a number of estimates, assumptions and uncertainties, and do not purport to be indicative of actual results had the acquisition taken place on the dates indicated, nor do these statements of income purport to be indicative of the results of operations that may be achieved in the future.

     The unaudited pro forma consolidated balance sheet at September 30, 2006 and the unaudited pro forma consolidated statements of income for the nine months ended September 30, 2006 and the year ended December 31, 2005 have been adjusted as discussed in the notes below:

     a) To eliminate assets and liabilities not acquired pursuant to the acquisition agreement.

     b)   To eliminate SIVA's stockholders' deficit accounts.

     c)   To  record  fair  value  adjustments,   identifiable  intangibles  and
          goodwill resulting from the acquisition as detailed in Note 1.

     d) To record the debt and acquisition costs incurred in connection with the acquisition.

     e) To record the 125,549 shares of PAR Technology Corporation common stock issued in connection with the acquisition. The number of shares issued was determined based on a formula in the purchase agreement. For purposes of recording the acquisition, these shares were valued based upon the average value of the Company's common stock based on the average closing share price for the period of 2 days preceding through the 2 days following the announcement of the acquisition.

     f) To record pro forma amortization of the identifiable intangible assets with finite lives acquired over the estimated useful life of five years.

     g) To record pro forma interest expense on debt incurred for the year ended December 31, 2005. Interest expense assumes the entire amount of debt incurred of $5.6 million was outstanding for all of 2005 at a borrowing rate of 6.3%.

     h) To record pro forma tax benefit using statutory tax rates assuming results of SIVA combined with PAR Technology Corporation and after giving effect to the pro forma adjustments.

     i) To record pro forma amortization for identifiable intangible assets with finite lives acquired over the estimated useful life of five years.

     j) To record pro forma interest expense on debt incurred for the nine months ended September 30, 2006. Interest expense assumes the entire amount of debt incurred of $5.6 million was outstanding for the first nine months of 2006 at a borrowing rate for of 6.3%.

     k) To record FAS 123R expense for options issued in connection with an employment agreement relating to the acquisition.